UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 12, 2012

ACACIA RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-26068	95-4405754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Newport Center Drive Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 480-8300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets.

On January 12, 2012, pursuant to the terms and conditions of the Agreement and Plan of Merger dated as of November 22, 2011 (the "Merger Agreement") among Acacia Research Group LLC, a Texas limited liability company ("ARG") and wholly-owned subsidiary of Acacia Research Corporation, Apollo Patent Corp., a Delaware corporation and a newly-formed, wholly-owned subsidiary of ARG (“Merger Sub”), Adaptix, Inc., a Delaware corporation (“Adaptix”), and Baker Communications Fund II (QP), L.P., solely in its capacity as shareholder representative, ARG completed its acquisition of Adaptix, which holds no material assets other than its portfolio of patents and $10 million in cash, through the merger of Merger Sub with and into Adaptix, with Adaptix as the surviving corporation (the “Merger”).  Upon completion of the Merger, the separate corporate existence of Merger Sub ceased and Adaptix became a wholly-owned subsidiary of ARG.

The total consideration paid by ARG in connection with the Merger was approximately $160,000,000.00, of which $15,000,000 shall be held in escrow for eighteen months following the Merger as collateral to satisfy any indemnification obligations of Adaptix following the Merger.

Item 7.01                      Regulation FD Disclosure.

A copy of the press release issued by Acacia Research Corporation announcing the closing of the Merger is attached to this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01                     Financial Statements and Exhibits

(a)       Financial statements of businesses acquired.

The financial statements of the business acquired as described in Item 2.01 above shall be filed by amendment to this Report within seventy-one days from the date this Current Report on Form 8-K is due.

(b)       Pro forma financial information.

The pro forma financial information relative to the acquired business as described in Item 2.01 above shall be filed by amendment to this Report within seventy-one days from the date this Current Report on Form 8-K is due.

(d)              Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press release dated January 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACACIA RESEARCH CORPORATION

Date: January 13, 2012	By:	/s/ Paul R. Ryan
Paul R. Ryan
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated January 13, 2012